UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 200549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 12, 2005

New Horizons Worldwide, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-17840	22-2941704
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1900 S. State College Blvd., Suite 200, Anaheim, CA		92806
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (714) 940-8000

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 12, 2005, the Board of Directors (the “Board”) of New Horizons Worldwide, Inc. (the “Company”) upon the recommendation of the Board’s Compensation Committee, approved the acceleration of the vesting of all currently outstanding stock options granted under the Company’s stock option plans (“Options”) held by current employees and officers, that were both unvested and “out-of-the-money” as of December 12, 2005. By accelerating the vesting of these Options, the Company estimates that approximately $1.4 million of pre-tax future compensation expense will be eliminated in the fiscal 2006 through 2009 periods.

As a result of the decision to accelerate vesting, Options to purchase 539,675 shares, representing approximately 32% of total Options outstanding, of the Company’s common stock which would have vested from time to time over the next four years, became immediately exercisable. The number of shares, exercise prices, and remaining terms of the Options subject to the acceleration remain unchanged.

The accelerated Options include 266,250 Options held by the Company’s executive officers and 273,425 Options held by employees. The acceleration did not impact options held by the Company’s non-employee directors. Based on the Company’s closing stock price of $0.79 per share on December 12, 2005, all of the accelerated Options have exercise prices above the closing stock price at that time. The accelerated Options have exercise prices ranging from $2.15 to $13.75 per share. The weighted average exercise price of all accelerated Options is $5.33 per share.

The primary purpose for the vesting acceleration is to enable the Company to eliminate future compensation expense associated with the accelerated Options following the Company’s planned adoption of FASB Statement No. 123R, “Share-Based Payment,” effective January 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW HORIZONS WORLDWIDE, INC.

Date December 15, 2005	By	/s/ Jeffrey S. Cartwright
Jeffrey S. Cartwright
Senior Vice President and
Chief Financial Officer